Exhibit 99.1

Investor Contact:

ICR
John Mills
Senior Managing Director
310-954-1105

Limoneira Announces Sale of Santa Maria Properties

Sale Expected to Generated Net Cash of $8.1 Million, Plus Interest

Transaction In-Line with Company’s Long-Term Strategy to Monetize Non-Core Real Estate Assets

Company Provides Update on East Area 1 and 2 Progress

Santa Paula, CA., December 4, 2013 –Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, announced today that it has entered into agreements to sell its Sevilla and Pacific Crest properties located in Santa Maria, California. Both properties are being sold to the same buyer and the combined purchase price of the two properties is $8.3 million. Upon the execution of the purchase and sale agreements, the buyer will deposit $250,000 into escrow and issue a note receivable for each property leaving a combined amount due of $7.8 million. The notes are due on the earlier of the approval of the properties’ tract maps by the City of Santa Maria or October 24, 2014. The Company will collect 5% interest on the notes. There will be a 90-day due diligence and escrow period for the transaction, which is expected to close March 2014. Upon full payment of the notes receivable, the Company expects to receive $8.1 million net cash in addition to interest earned on the notes. The Company continues to own its Centennial property in Santa Maria.

Harold Edwards, the Company’s President and Chief Executive Officer, stated, “We are pleased with the terms of the sale of our Santa Maria properties. We will use the cash generated by the sale to pay down our debt and to invest in the growth of our agribusiness and other strategic initiatives. This transaction is in-line with our long-term strategy to opportunistically monetize our rich portfolio of assets.”

Mr. Edwards continued, “Based on the discussions with developers and homebuilders, we believe we are well positioned to break ground on our East Areas 1 and 2 projects in calendar 2014 and begin home sales in calendar 2015. We are in the process of evaluating the alternatives that have been proposed to us and will provide an additional update on our progress during the fiscal fourth quarter earnings call in January 2014. We estimate the approximately 1,500 units planned to be built on East Area 1 represent approximately 25% of all single family homes, townhomes and condominiums that are currently in construction, planned or approved in Ventura County. As the development progresses, we look forward to additional cash flow generated by the project."

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,000 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods. Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings, which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.